Exhibit 1

19 July 2017

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

BRITISH AMERICAN TOBACCO P.L.C.

Proposed Acquisition of Reynolds American Inc. approved by BAT shareholders

British American Tobacco p.l.c. ("BAT" or the "Company") is pleased to announce that the acquisition by a subsidiary of the Company, of the remaining 57.8% of Reynolds American Inc. ("Reynolds") not already held by the Company and its subsidiaries (the "Proposed Acquisition") has been approved by BAT shareholders.  Reynolds has also announced that its shareholders have approved the Proposed Acquisition.

BAT’s Chief Executive, Nicandro Durante commented:

“We are delighted with the overwhelming support we have received, both from BAT shareholders and from Reynolds shareholders. The transaction is expected to complete on or around 25 July. We look forward to welcoming Reynolds group employees to British American Tobacco and to realising the benefits of operating these two great companies as one stronger, global tobacco and Next Generation Products business with direct access for our products across the most attractive markets in the world.”

On the day of completion, BAT's American Depositary Shares will cease trading on the New York Stock Exchange MKT and commence trading on the New York Stock Exchange under the existing trading symbol "BTI".

The General Meeting of the Company was held at Hilton London Bankside, 2-8 Great Suffolk Street, London SE1 0UG on 19 July 2017 at 2.00pm.

The resolution to approve the Proposed Acquisition and give the directors authority to allot BAT ordinary shares in connection with the Proposed Acquisition (the "Resolution") was passed at the Company's General Meeting.

The table below sets out the results of the poll on the Resolution. Each shareholder present in person or by proxy was entitled to one vote per share.

Resolution 1
Approval of the Proposed Acquisition and authority for directors to allot shares in connection with the Proposed Acquisition
For – Note (b)	1,456,354,848
Percent of Votes Cast	99.90%
Percent of Issued Share Capital	78.11%
Against	1,512,338
Percent of Votes Cast	0.10%
Percent of Issued Share Capital	0.08%
Total Votes Cast (Excl. Votes Withheld)	1,457,867,186
Percent of Issued Share Capital	78.19%
Votes Withheld – Note (c)	7,014,348

Notes:
(a)	The total number of ordinary shares in issue (excluding treasury shares) at the close of business on Tuesday 18 July 2017 was 1,864,471,454.
(b)	Includes discretionary votes.
(c)	A vote withheld is not a vote in law and is not counted in the calculation of the proportion of votes 'For' or 'Against' a resolution.

In accordance with Listing Rule 9.6.2R, a copy of the Resolution has been submitted to the National Storage Mechanism and will be available for inspection at http://www.morningstar.co.uk/uk/nsm.

The voting figures will also shortly be available on the Company's website at www.bat.com.

ENQUIRIES

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

British American Tobacco Investor Relations
Mike Nightingale / Rachael Brierley / Sabina Marshman
+44 (0) 20 7845 1180 / 1519 / 1781

FTI Consulting (UK PR agency)
John Waples: +44 (0)20 3727 1515
Edward Bridges: +44 (0)20 3727 1067
David Waller: +44 (0)20 3727 1651

Sard Verbinnen & Co. (US PR agency)
US: George Sard / Jim Barron: +1 212 687 8080
UK: Elizabeth Smith: +44 (0)20 3178 8914

Centerview Partners
UK: Nick Reid / Hadleigh Beals: +44 (0)207 409 9700
US: Blair Effron: +1 212 380 2650

Deutsche Bank
UK: Nigel Meek / James Ibbotson
Matt Hall / Jimmy Bastock (Corporate Broking)
+44 (0)207 545 8000
US: James Stynes: +1 212 250 2500

UBS
John Woolland / James Robertson
David Roberts / Alia Malik (Corporate Broking)
+44 (0)207 568 1000

NOTES TO EDITORS

About BAT

BAT is a global tobacco group with brands sold in more than 200 markets. It employs more than 50,000 people worldwide and has over 200 brands in its portfolio, with its cigarettes chosen by around one in eight of the world’s one billion smokers. BAT has market leading positions in at least 55 markets around the world.  The Group generated £5 billion adjusted profit from operations in 2016.

Centerview Partners, Deutsche Bank and UBS are acting as financial advisers to BAT. Deutsche Bank and UBS are joint corporate brokers to BAT and acting as joint sponsors to BAT in relation to the transaction described in this announcement.  Cravath, Swaine & Moore LLP and Herbert Smith Freehills LLP are acting for BAT as US and UK legal counsel respectively.  PwC are acting as accountants and advisors to BAT on the transaction described in this announcement.

Centerview Partners UK LLP (“Centerview Partners”) is authorised and regulated by the Financial Conduct Authority in the United Kingdom.  Centerview Partners is acting exclusively for BAT and no one else in connection with the transaction described in this announcement.  Centerview Partners will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of Centerview Partners or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and with DB London, “DB”) are acting as joint financial adviser and DB London is acting as joint corporate broker and joint sponsor to BAT. DB are acting exclusively for BAT and no one else in connection with the transaction described in this announcement. DB will not regard any other person as their client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of DB or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

UBS Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom. UBS Limited is acting exclusively for BAT and no one else in connection with the transaction described in this announcement. UBS Limited will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Apart from the responsibilities and liabilities, if any, which may be imposed on it by the Financial Services and Markets Act 2000, none of Centerview Partners, DB or UBS Limited accepts any responsibility whatsoever and makes no representation or warranty, express or implied, as to the contents of this announcement, including its accuracy, fairness, sufficiency, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with BAT or the transaction described in this announcement, and nothing in this announcement is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. Each of Centerview Partners, DB and UBS Limited accordingly disclaims to the fullest extent permitted by law all and any responsibility and liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of this announcement.

For further information

A copy of this announcement will be made available, subject to certain jurisdiction restrictions, on BAT's website at BATReynolds.transactionannouncement.com. For the avoidance of doubt, the contents of this website is not incorporated into and does not form part of this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the United States, the United Kingdom or South Africa may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United States, the United Kingdom or South Africa should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the transaction disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this announcement and formal documentation relating to the transaction will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction outside of the United States, the United Kingdom and South Africa where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Doing so may render invalid any related purported vote in respect of the transaction.

Forward looking statements

Certain statements in this communication that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this communication. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: whether the conditions to the Proposed Acquisition will be satisfied and the Proposed Acquisition will be completed on the anticipated timeframe, or at all; the failure to realize contemplated synergies and other benefits from the Proposed Acquisition; the incurrence of significant costs and the availability and cost of financing in connection with the Proposed Acquisition; the effect of the announcement of the Proposed Acquisition, and related uncertainties as to whether the Proposed Acquisition will be completed, on BAT’s, Reynolds’s or the combined company’s ability to retain customers, retain and hire key personnel and maintain relationships with suppliers and on their operating results and businesses generally; the ability to maintain credit ratings; changes in the tobacco industry and stock market trading conditions; changes or differences in domestic or international economic or political conditions; changes in tax laws and rates; the impact of adverse legislation and regulation; the ability to develop, produce or market new alternative products profitably; the ability to effectively implement strategic initiatives and actions taken to increase sales growth; the ability to enhance cash generation and pay dividends; adverse litigation and dispute outcomes; and changes in the market position, businesses, financial condition, results of operations or prospects of BAT, Reynolds or the combined company.

Additional information concerning these and other factors can be found in BAT’s and Reynolds’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Reynolds’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and BAT’s registration statement on Form F-4, which was declared effective by the SEC on June 14, 2017, and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and BAT’s Annual Reports, which may be obtained free of charge from BAT’s website www.BAT.com. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and BAT undertakes no obligation to update or revise publicly any forward-looking statements or other data or statements contained within this communication, whether as a result of new information, future events or otherwise.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from the registration requirement under Section 5 of the Securities Act.

This communication should not be construed as, investment advice and is not intended to form the basis of any investment decision, nor does it form the basis of any contract for acquisition or investment in any member of the BAT group, financial promotion or any offer, invitation or recommendation in relation to any acquisition of, or investment in, any member of the BAT group.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser duly authorised under the UK Financial Services and Market Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.